[DCTI LOGO OMITTED]

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FOR IMMEDIATE RELEASE
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             DCTI Reports Fiscal 2000 and First Quarter 2001 Results
                      Fiscal 2000 revenues top $25 Million
          First quarter Fiscal 2001 revenues reach record $9.5 Million

PARK CITY, Utah, November 20, 2000--Digital Courier Technologies,  Inc. (Nasdaq:
DCTI), a leading provider of advanced e-payment services specializing in fraud and risk management, announced financial results for the year ended and quarter ended June 30, 2000, and for the quarter ended September 30, 2000.

DCTI recorded revenues for the fiscal year ended June 30, 2000, of $25.8 million, compared to fiscal 1999 revenues of $3.9 million. Revenues for the three months ended June 30, 2000, were $8.0 million, versus $2.8 million for the three months ended June 30, 1999. For the quarter ended September 30, 2000, revenues were $9.5 million, compared to the $3.0 million reported for the quarter ended September 30, 1999.

The Company reported an operating loss for the fiscal year ended June 30, 2000, of $(7.5 million) excluding amortization, depreciation, and non-cash compensation associated with the issuance of stock options. For the quarter ended June 30, 2000, the operating loss, excluding non-cash items, was $(4.4 million). For the fiscal year ended June 30, 1999, our operating loss, excluding non-cash items, was $(12.6 million) and for the quarter ended June 30, 1999, our operating loss excluding non-cash items was $(1.4 million). For the quarter ended September 30, 2000, the Company's operating loss excluding non-cash items was $(0.2 million), compared to an operating loss, excluding non-cash items, of $(0.8 million) reported in the comparable period of 1999.

Net loss for the year ended June 30, 2000, was $(34.3 million), which included a gain on the sale of stock from a previous investment of $8.6 million and non-cash charges totaling $36.5 million compared to the net loss for the fiscal year ended June 30, 1999, of $(21.3 million). Net loss per share for the year ended June 30, 2000, was $(.94) per share, as compared to the net loss per share of $(1.64) for the year ended June 30, 1999. For the quarter ended June 30, 2000, a net loss of $(18.1 million) was reported, compared to a net loss of $(3.5 million) for the quarter ended June 30, 1999. Net loss per share was $(.38) for the quarter ended June 30, 2000, compared to a net loss of $(.23) reported in the comparable quarter of 1999. For the quarter ended September 30, 2000, a net loss of $(12.5 million) was reported, resulting in a net loss per share of $(.26). For the quarter ended September 30, 1999, the Company reported a net loss of $(2.9 million) and a net loss per share of $(.16).


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"We are pleased to be able to issue DCTI's year-end and first quarter  financial results," said Chief Financial Officer John Hanlon. "The audit has been a careful and thorough process and we look forward to putting the past behind us as we continue to expand our business. In particular, the first quarter of FY2001 reflected strong revenue growth and a clearer path to profitability," continued Hanlon.

As previously reported, the Company recently completed an internal investigation related to the Company's acquisition of DataBank International Ltd. The Company completed this acquisition on October 5, 1999. As a result of the investigation, negotiations with certain individuals resulted in the return of 8,637,622 shares of DCTI common stock to the Company. The return of the shares will be accounted for as a one-time, non-cash gain of approximately $25 million in Q2 FY2001. The return of the shares has reduced total shares outstanding from 48,682,066 to 40,044,444 and does not require restatement of prior periods.

"The internal investigation resulted in more than 8.6 million DCTI shares being returned to the Company. It is a positive conclusion for our shareholders," said Ken Woolley, Chairman of DCTI. "Demand for DCTI's payment processing solutions continues to be strong and we look forward to continued growth as a premier e-payment services provider," continued Woolley.

The financial results presented herein are unaudited and are subject to adjustment. The audit of the Company's fiscal 2000 results and the filing of its Form 10K for the year ended June 30, 2000, and its Form 10Q for the quarter ended September 30, 2000, are expected to be completed during the week of November 26, 2000.

About DCTI
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DCTI is at the forefront of Internet payment technology. A recognized specialist in risk management and fraud control, DCTI provides highly-scalable, reliable, and fully-integrated payment software and systems for businesses, Internet merchants, and financial institutions. Payment features of the DCTI system
include  advanced   authentication,   validation,   fraud   screening,   payment
authorization, settlement, and real-time reporting. DCTI's notable client base and affiliations include U.S. and international banks and merchants and ongoing development partnerships with industry leaders such as Equifax, NDC e-commerce, TSAI, and GlobalPlatform. For more information, please visit www.dcti.com.

This press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could significantly affect expected results in the future from those expressed in any


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such  forward-looking  statements made by, or on behalf of the Company.  Certain factors that could cause actual results to differ materially include, without limitation, risks relating to: business conditions and growth in the e-payments industry and the general economy, both domestic and international; lower than expected customer contracts; competitive factors, including pricing pressures, technological developments and products offered by competitors; technological difficulties and resource constraints encountered in developing new products; and the timely flow of competitive new products and market acceptance of those products. Actual results may differ materially from the statements made as a result of risk factors inherent in our business, industry, customer base, or other factors, the Company's continued ability to create or acquire products and services that customers will find attractive and the potential for increased competition, which could affect pricing and profitability.

Investor Contact for DCTI:
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Rip Bains, Investor Relations, DCTI, 415-276-6113, or rbains@dcti.com.

Media Contact for DCTI:
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Wynne Ahern, Communication Strategies, 510-663-3213, or wynnea@lmi.net

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